Contact:

Exhibit 99.1

Name:  John Moreira or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                April 29, 2010

NSTAR Reports First Quarter Results for 2010

Boston, MA -- NSTAR (NYSE: NST) today reported earnings attributable to common shareholders of $59.7 million, or $0.56 per common share, for the first quarter of 2010, compared to $61 million, or $0.57 per share reported for the same period in 2009.  The company also reported earnings attributable to common shareholders for the twelve-month period ended March 31, 2010 of $2.35 per share compared to $2.24 per share for the same period in 2009.

Chairman, President and Chief Executive Officer Thomas J. May said, “We have begun 2010 on a positive note.  Our earnings were solid despite mild weather conditions and we continue to see signs that the economic recovery in our region is beginning to take hold.  We remain steadfast in our ongoing commitment to provide our customers with the high-quality service and reliability they deserve and have come to expect.  Our service quality performance held up very well despite several storms in the first quarter.”

Earnings per share for the first quarter of 2010 decreased by 1 cent, or 1.8%, as compared to the same period in 2009.  Factors that contributed to the lower earnings for the quarter included a 5% decline in gas sales, a 2% decrease in electric sales and higher operation and maintenance costs. The impact of these factors was nearly offset by an increase in electric distribution revenues related to a performance-based rate adjustment, higher transmission revenues, an increase in earnings from non-utility operations and lower interest costs.  The decline in sales for the quarter reflects a 7% decrease in heating degree-days.

The company is maintaining its 2010 earnings guidance of between $2.45 and $2.55 per share.  This range excludes the anticipated gain on the pending MATEP sale.

First Quarter Conference Call

NSTAR is holding a conference call to discuss its first quarter 2010 financial results on Friday, April 30, 2010 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website – www.nstar.com – by selecting “Investor Relations” then “Webcast.”  A replay of the call will be archived on our website in the Investor Relations section under “Financial Information” and then “Webcast Archives.”

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR is also engaged in unregulated business operations.  For more information, go to www.nstar.com.

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Comparative unaudited results for the first quarter and twelve-month periods were as follows:

Financial Data (in thousands, except per share data) Three months ended March 31:	2010	2009	% Change
Operating revenues from continuing operations	$766,608	$908,638	(15.6)%

Net income from continuing operations	$54,922	$57,119	(3.8)%
Income from discontinued operations, net of tax (1)	5,286	4,407	19.9%
Less: Preferred stock dividends of subsidiary	490	490	-
Net income attributable to common shareholders	$59,718	$61,036	(2.2)%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,030	107,016	-%
Earnings per basic and diluted share:
Continuing operations	$0.51	$0.53	(3.8)%
Discontinued operations	0.05	0.04	25.0%
Total earnings per basic and diluted share	$0.56	$0.57	(1.8)%
Dividends paid per common share	$0.40	$0.375	6.7%

Twelve Months ended March 31:	2010	2009	% Change
Operating revenues from continuing operations	$2,908,014	$3,259,593	(10.8)%

Net income from continuing operations	$243,778	$228,950	6.5%
Income from discontinued operations, net of tax (1)	10,112	12,357	(18.0)%
Less: Preferred stock dividends of subsidiary	1,960	1,960	-
Net income attributable to common shareholders	$251,930	$239,347	5.3%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	106,999	107,044	-%
Earnings per basic and diluted share:
Continuing operations	$2.26	$2.12	6.6%
Discontinued operations	0.09	0.12	(25.0)%
Total earnings per basic and diluted share	$2.35	$2.24	4.9%
Dividends paid per common share	$1.525	$1.425	7.0%

(1)

Represents net income from the cogeneration facility (MATEP) that provides steam, chilled water service and electricity to the Longwood Medical Area of Boston and includes transaction costs associated with the pending sale.

(2)			More detailed financial information will be provided in NSTAR’s Quarterly Report on Form 10-Q that is expected to be filed with the Securities and Exchange Commission on or about May 3, 2010.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; adverse economic conditions; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to

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allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies, and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damage from major storms; impact of conservation measures and self-generation by our customers; changes in financial accounting and reporting standards; changes in hazardous waste site conditions and the cleanup technology; prices and availability of operating supplies; impact of terrorist acts and cyber-attacks; and impact of service quality performance measures.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.  You are advised, however, to consult any further disclosures we make in our filings to the Securities and Exchange Commission.  Other factors, in addition to those listed here, could also adversely affect NSTAR.

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